UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
FORM 8-K
_____________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 5, 2019
______________________
RealPage, Inc.
(Exact name of registrant as specified in its charter)
____________________________

Delaware	001-34846	75-2788861
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2201 Lakeside Boulevard			75082-4305
Richardson	,	Texas
(Address of principal executive offices)			(Zip Code)
(972) 820-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	RP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement

On September 5, 2019, RealPage, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”), by and among the Company, the lenders party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent (the “Agent”), which amends and restates the Company’s existing Credit Agreement, dated as of September 30, 2014 (as amended, modified, restated or supplemented prior to the effectiveness of the Amended Credit Agreement, the “Original Agreement”), by and among the Company, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent. The Amended Credit Agreement provides for (i) a secured revolving credit facility in an aggregate principal amount of up to $600.0 million, with a sublimit of $10.0 million for letters of credit and a sublimit of $20.0 million for swingline loans, and (ii) a secured term loan credit facility in an aggregate principal amount of up to $600.0 million, comprised of $300.0 million of initial term loans extended on the closing date for the Amended Credit Agreement and $300.0 million in commitments for delayed draw term loans (“Delayed Draw Term Loans” and together with the initial term loans, the “Term Loans”). The Delayed Draw Term Loans may be drawn, subject to the satisfaction of certain conditions, on or prior to September 5, 2020 (the “Delayed Draw Funding Deadline”). The Amended Credit Agreement refinances the Company’s outstanding term loans under the Original Agreement. As of September 5, 2019, the closing date for the Amended Credit Agreement, there were no revolving loans and $300.0 million in outstanding principal amount of term loans under the Amended Credit Agreement.

The commitments under the revolving facility terminate, and all outstanding revolving loans and term loans are due and payable, on September 5, 2024 (the “Maturity Date”), provided that, if on or prior to August 16, 2022, the Company has failed to demonstrate to the Agent that it would be in compliance on a pro forma basis with each financial covenant (giving pro forma effect to (x) the repayment in full of the Company’s 1.50% Convertible Senior Notes due 2022 (the “Senior Notes”) and (y) any combination of revolving loans and/or the use of qualified cash and cash equivalents, in each case that would be required on such date to repay the outstanding principal amount of all Senior Notes), then the Maturity Date shall occur on August 16, 2022. In addition, if on any business day during the period beginning on August 16, 2022 until the Senior Notes are paid in full, the available liquidity (equal to the sum of unused commitments under the Amended Credit Agreement and qualified cash and cash equivalents) of the Company is less than an amount equal to 125% of the outstanding principal amount of all Senior Notes and the Senior Notes have not been repaid in full, then the Maturity Date shall occur on the next business day after such date.

At any time after the earlier to occur of the funding of the Delayed Draw Term Loans and the Delayed Draw Funding Deadline, the Amended Credit Agreement permits the Company to obtain, subject to the satisfaction of customary terms and conditions, additional term loan commitments and/or additional revolving commitments in an aggregate principal amount of up to (a) the greater of $250.0 million and 100% of consolidated EBITDA for the most recently ended four fiscal quarter period, plus (b) an amount that would not cause the Company’s consolidated senior secured net leverage ratio to exceed 3.50 to 1.00, calculated on a pro forma basis.

The availability of the revolving loans and the Delayed Draw Term Loans is subject to customary conditions, including that no default or event of default has occurred and is continuing. Proceeds of loans under the Amended Credit Agreement may be used for working capital and general corporate purposes.

Revolving loans and the Term Loans accrue interest at a per annum rate equal to, at the Company’s option, either an adjusted LIBOR or a base rate (which base rate is equal to the highest of the Agent’s prime rate, the federal funds rate plus 0.50% or one month LIBOR plus 1.00%), in each case plus a margin ranging from 1.00% to 2.00% in the case of LIBOR loans, and 0.00% to 1.00% in the case of base rate loans, based upon the Company’s consolidated net leverage ratio. Interest is due and payable quarterly, in arrears, for loans bearing interest at the base rate and at the end of an interest period in the case of loans bearing interest at the adjusted LIBOR rate. Unused commitments under the revolving facility and the unused Delayed Draw Term Loans commitments are subject to a commitment fee or a ticking fee, as applicable, to be paid in arrears on the last day of each fiscal quarter, ranging from 0.15% to 0.35% per annum determined based on the Company’s consolidated net leverage ratio as of the last day of the most recently ended fiscal quarter of the Company.

The Company may borrow, repay and reborrow funds under the revolving loan facility at any time prior to the Maturity Date, at which time the revolving facility will terminate, and all outstanding loans under such facility, together with all accrued and unpaid interest thereon, must be repaid. The Company may prepay the revolving loans or Term Loans under the Amended Credit Agreement in whole or in part at any time without premium or penalty.

The Term Loans are payable in quarterly principal installments, with any remaining principal, together with all accrued and unpaid interest, being due and payable on the Maturity Date. In addition, the Company is required to make mandatory prepayments of the Term Loans with the proceeds from the issuance of debt not otherwise permitted to be incurred under the Amended Credit Agreement, and certain asset dispositions and insurance and condemnation events, subject to customary reinvestment rights.

All of the obligations under the Amended Credit Agreement are secured by substantially all of the Company’s and each subsidiary guarantor’s assets pursuant to an Amended and Restated Collateral Agreement, dated as of September 5, 2019, by and among the Company, certain of its subsidiaries, and the Agent (the “Collateral Agreement”). All of the Company’s existing and future domestic subsidiaries are required to guaranty the obligations under the Amended Credit Agreement pursuant to an Amended and Restated Guaranty Agreement, dated as of September 5, 2019, by and among the Company, certain of its subsidiaries, and the Agent (the "Guaranty Agreement"), other than certain immaterial subsidiaries, the Company’s payment processing subsidiaries, and foreign subsidiary holding companies. Such guarantees by existing and future subsidiaries are and will be secured by substantially all of the assets of such subsidiaries pursuant to the Collateral Agreement.

The Amended Credit Agreement contains customary affirmative and negative covenants. The negative covenants limit the ability of the Company and its subsidiaries to, among other things, incur debt, grant liens on their assets, make investments including acquisitions, dispose of assets, or pay dividends or distributions or repurchase the Company’s stock.

The Company is also required to maintain compliance with a consolidated net leverage ratio of 5.00 to 1.00 or, at the Company’s election following certain material acquisitions, 5.50 to 1.00, measured as of the last day of each fiscal quarter. The Company must also comply with a consolidated senior secured net leverage ratio, measured as of the last day of each fiscal quarter, of not greater than 3.75 to 1.00 or, at the Company’s election following certain material acquisitions, 4.25 to 1.00, measured as of the last day of each fiscal quarter, and a consolidated interest coverage ratio of 3.00:1.00 measured as of the last day of each fiscal quarter.

The Amended Credit Agreement contains customary events of default subject to customary cure periods for certain defaults that include, among others, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness, change in control, bankruptcy and insolvency defaults, material ERISA defaults and material judgment defaults. Under certain circumstances, a default interest rate will apply on all obligations during the event of default at a per annum rate equal to 2.00% above the otherwise applicable interest rate.

Certain of the lenders under the Amended Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing summary is qualified in its entirety by the full text of the Amended Credit Agreement, the Collateral Agreement and the Guaranty Agreement, which the Company will file with its quarterly report on Form 10-Q for the fiscal quarter ending September 30, 2019.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
On September 5, 2019, the Company issued a press release announcing that the Company entered into the Amended Credit Agreement. A copy of the press release is furnished herewith as Exhibit 99.1.

The information furnished by this Current Report on Form 8-K under Item 7.01 attached hereto shall be deemed "furnished" and not “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by RealPage, Inc. on September 5, 2019, announcing new credit facilities

Exhibit 99.1 attached hereto shall be deemed "furnished" and not "filed" for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific references in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALPAGE, INC.

By:	/s/ Stephen T. Winn
Stephen T. Winn Chief Executive Officer, President and Chairman

Date: September 5, 2019